QuickLinks -- Click here to rapidly navigate through this document

Exibit 4.8

[Office translation]

Supplementary agreement 2

LEASE AGREEMENT

between

Kjørbo Eiendom AS (the lessor)
Org. nr. 921 286 791

and

Findexa AS, (the lessee)
Org. nr. NO 963 815 751 VAT

        It is today entered into the following supplementary agreement to Lease agreement of 21.12.2001:

1.    The lease object.

        The lease object encompasses 591 square meters of storehouse at each NOK 720 in Olaf Helsets vei 5, Oslo, land No. 168—title No 57.

        The area is gross lease area estimated as gross area in accordance with NS 3940 number 6 including addition for common areas. The premises are located in accordance with the marking-off at the drawing (Annex 1).

        Generally, the lessee take possession of the premises on an "as is" basis, cleared, cleaned and in normal good condition, cf. number 7 and the Norwegian lease act §§ 2-5 and 2-6. The lessee confirms that the premises serve the purposes of the lessee. Any damages/defects of the lease object must be reported in writing by the lessee within reasonable time after they have been discovered by the lessee.

2.    Period of lease

        The tenancy remains in force 7 years from the lessee has taken possession of the premises, so far from 20.12.02 until 31.12.09.

        The lessor guarantees that the premises inside is finished and completed within the lessee shall take possession of the premises.

        The contract is irrevocable and terminates without previous notice at the expiration of the tenancy period.

        The lessee has the right to renewal of the lease agreement on the same conditions and the same time limits as in the main lease agreement.

        The lessee can not plead the right to renewal of the supplementary lease agreement if the main lease agreement isn't prolonged correspondingly.

3.    Rental fee

        The annual fee is for the time being NOK 425 520,—in house rent, which is paid NOK 106 380.—in advance and without days of grace the 1st. every quarter. Rent will not be paid for the period 20.12.2002 until 31.12.02,.

        In addition will operating expenses and energy according to number 4 and original operating agreement have to be paid.

        In addition to house rent come VAT for VAT obliged lessees.

        The rent shall be regulated every year according to the main lease agreement.

4.    Operating expenses

        In addition to the house rent the lessee shall pay his proportionate part of the property's operating expenses and energy, including VAT (except services carried out by the lessee for his own account) according to separate agreement for operating expenses entered directly into with the operating company the lessor has agreement with regarding operating services/supplies.

        The lessee manage/administrate the joint project himself within his rented premises.

5.    Guarantee

        The lessee shall increase the guarantee sum with a sum equivalent 6 months rent plus running common expenses and VAT in accordance to number 7 in the main lease agreement.

6.    Usage of the premises

        The premises can only be used for storage purposes with office purposes along the frontage. Use of the premises for other purposes than mentioned is not allowed without prior written acceptance.

        Main access way to the premises is from the common gateway from west. It's a condition that it can not be stored goods or materials in common transport area.

        It's a condition that the access also can be used from adjoining storage areas which the lessee earlier has entered into a lease agreement about. (Supplementary agreement 1)

7.    The premises condition at the lessors takeover/restriction in the right of disposal

        The premises and accessories shall be taken over in the same condition as it was at the lessors inspection with the following amendments:

        The lessor establishes a demarcation with one layer plaster walls as partition walls and a two winged wooden door entry against the other rented or common areas, latest within 1st February 2003.

        In case the lessor finds it necessary, he has at all times right to establish an escape route from another lessee through the rented premises, without violation to this contract, however without infringement in the lessee's access/boundary protection.

        The common premises and escape routes within the rented premises shall not be used for storage of any kind.

---00000---

        The lease agreement is drawn up in two copies, where the lessor and the lessee get one copy each. The lease agreement can not be registered in the official land registry without the title holder's written acceptance.

Oslo, , 2002	Oslo, , 2002
As lessor:	As lessee:
Kjørbo Eiendom AS	Findexa AS

QuickLinks

  Exibit 4.8
LEASE AGREEMENT between Kjørbo Eiendom AS (the lessor) Org. nr. 921 286 791 and Findexa AS, (the lessee) Org. nr. NO 963 815 751 VAT